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                                                                    EXHIBIT 99.1

(TBC CORPORATION LOGO)                 NEWS RELEASE




4770 HICKORY HILL ROAD 38141 - BOX 18342 MEMPHIS, TENNESSEE 38181-0342 - PHONE 901/363-8030 - FAX 901/541-3639

    For Further Information Contact:
    TBC Corporation                                 Investors:
    Thomas W. Garvey                                Brod Group
    Executive V.P. & Chief Financial Officer        Betsy Brod/Jonathan Schaffer
    (901) 363-8030                                  (212) 750-5800

                  TBC CORPORATION PROVIDES 2004 GROWTH OUTLOOK
                   ~ Anticipates EPS Growth of at Least 25% ~
           ~ National Tire & Battery Stores Expected to Contribute at
                        Least $0.15 per Diluted Share ~
                      ~ Company Reiterates 2003 Guidance ~


MEMPHIS, TN - DECEMBER 15, 2003 - TBC CORPORATION (NASDAQ: TBCC), one of the nation's largest marketers of automotive replacement tires, today provided its financial outlook for 2004 including the anticipated contribution from the 225 National Tire & Battery ("NTB") retail stores acquired from Sears, Roebuck and Co. at the end of November 2003.

For the year ending December 31, 2004, the Company expects earnings in the range of $1.80 to $1.90 per diluted share, which represents an increase of at least 25% on a year-over-year basis. Projected 2004 earnings include the anticipated contribution from the acquired NTB stores of at least $0.15 per diluted share. Most of the contribution from the NTB stores is expected to come in the second half of 2004, following the transition of NTB's distribution and store support functions away from Sears and into the Company's existing retail system.

Net sales for 2004 are projected in the range of $1.7 to $1.8 billion. To ensure the success of the 225 acquired NTB stores, TBC is devoting significant resources to the integration and training effort. As a result, comparable store sales in 2004 are expected to be in line with industry growth rates that are currently projected at 2 to 3%. The Company noted that it typically targets comparable store sales in excess of industry growth rates.

All projected increases are based on year-over-year comparisons to expected 2003 results including anticipated net sales of approximately $1.3 billion. TBC Corporation also reiterates its 2003 earnings guidance of $1.43 to $1.47 per diluted share.

As previously announced, the Company expects to end 2003 with 580 franchised Big O stores and 590 company-operated locations including the 225 NTB stores. TBC plans to add approximately 20 company-operated retail tire and service centers and 25 franchised Big O stores in 2004 for a total of approximately 1,215 locations by December 31, 2004. In addition to its internal store development initiatives, the Company expects to resume its pursuit of attractive retail acquisition candidates once the integration of the NTB stores is complete.



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TBC will host a call today at 11:00 a.m. Eastern time / 10:00 a.m. Central time to discuss the Company's financial outlook for 2004 and the anticipated contribution from the acquired NTB stores. The call will be available at TBC's Web site at www.tbccorp.com. The Webcast will be archived at TBC's Web site until January 15, 2004.

ABOUT TBC: TBC Corporation is one of the nation's largest marketers of automotive replacement tires through a multi-channel strategy. The Company's retail operations include company-operated retail centers under the "Tire Kingdom", "Merchant's Tire & Auto Centers" and "National Tire & Battery" brands and franchised retail tire stores under the "Big O Tires" brand. TBC markets on a wholesale basis to regional tire chains and distributors serving independent tire dealers throughout the United States and in Canada and Mexico. The Company's proprietary brands of tires have a longstanding reputation for quality, safety and value.



TBC CORPORATION SAFE HARBOR STATEMENT

This document contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding expectations for future financial performance, which involve uncertainty and risk. It is possible that the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to: changes in economic and business conditions in the world; increased competitive activity; consolidation within and among both competitors, suppliers and customers; unexpected changes in the replacement tire market; the Company's inability to attract as many new franchisees or open as many distribution outlets as stated in its goals; changes in the Company's ability to identify and acquire additional companies in the replacement tire industry and successfully integrate acquisitions and achieve anticipated synergies or savings; fluctuations in tire prices charged by manufacturers, including fluctuations due to changes in raw material and energy prices, changes in interest and foreign exchange rates; the cyclical nature of the automotive industry and the loss of a major customer or program. It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.





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